Exhibit (d)(4)

ESCROW AGREEMENT
between
AMICAS, INC., MERGE HEALTHCARE, INCORPORATED
and
THE BANK OF NEW YORK MELLON
Dated as of March 4, 2010
ACCOUNT NUMBER(S)
SHORT TITLE OF ACCOUNT

ESCROW AGREEMENT made this 4th day of March, 2010 by and between THE BANK OF NEW YORK MELLON (“Escrow Agent”), AMICAS, Inc. (the “Company”), and Merge Healthcare, Incorporated (the “Depositor”).
The Depositor, the Company and Escrow Agent hereby agree that, in consideration of the mutual promises and covenants contained herein, Escrow Agent shall hold in escrow and shall distribute Escrow Property (as defined herein) in accordance with and subject to the following Instructions and Terms and Conditions:
I. INSTRUCTIONS:
1. Escrow Property
     The property and/or funds deposited or to be deposited with Escrow Agent by Depositor shall be as follows:
The sum of Twenty Five Million Seven Hundred Thousand United States Dollars ($25,700,000.00) in cash.

The foregoing property and/or funds, plus all interest, dividends and other distributions and payments thereon (collectively the “Distributions”) received by Escrow Agent, less any property and/or funds distributed or paid in accordance with this Escrow Agreement, are collectively referred to herein as “Escrow Property.”
2. Investment of Escrow Property The Depositor is to select one of the following options:
(a)	Escrow Agent shall have no obligation to pay interest on or to invest or reinvest any Escrow Property deposited or received hereunder.

XXX (b)	Upon written directions from the Depositor and the Company, the Escrow Agent shall invest or reinvest Escrow Property without distinction between principal and income, in the following:

Interest bearing bank deposits or one or more short-term market instruments including but not limited to marketable obligations issued or guaranteed by the U.S. Government, its agencies or instrumentalities, bank instruments, corporate debt securities issued by U.S. or foreign companies, commercial paper, demand instruments, adjustable rate obligations, asset-backed securities, restricted securities, fully collateralized repurchase agreements or money market funds subject to the requirements of the Investment Company Act of 1940, as amended, invested in any one or more of the aforementioned types of instruments.
Escrow Agent shall have no liability for any loss arising from or related to any such investment other than in accordance with paragraph 4 of the Terms and Conditions.

3. Distribution of Escrow Property
Escrow Agent is directed to hold and distribute the Escrow Property in the following manner:
Reference is made to the Agreement and Plan of Merger, dated as of February ___, 2010, by and among the AMICAS, Inc., Merge Healthcare, Incorporated and Project Ready Corp. (the “Merger Agreement”) in the form executed by Merge Healthcare, Incorporated and Project Ready Corp. and delivered to the Company on or about the date hereof. All capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.
(a)	The Escrow Property will be distributed to Company under certain circumstances pursuant to Article VII of the Merger Agreement;

(b)	The Escrow Property will be distributed to the Parent upon delivery to the Paying Agent of cash in U.S. dollars sufficient to pay the remaining balance of the aggregate Offer Price for all accepted shares of Company Common Stock;

(c)	The Escrow Property will be distributed to the Depositor upon certain circumstances and upon any termination of the Merger Agreement other than in the circumstances described in clause (a) above; and

(d)	The Escrow Property will be distributed to the Depositor if the Merger Agreement is not executed by the Company promptly following the termination of the Notice Period (as defined in the existing Agreement and Plan of Merger).
Promptly following the occurrence of one of these events, the Depositor or the Company, as the case may be, shall provide to the Escrow Agent and the other party a certificate of an officer of the Depositor or the Company, as the case may be, to such effect in the form attached as Exhibit A hereto and, unless the other party has delivered notice to the Escrow Agent within two (2) Business Days thereafter contesting such instructions, the Escrow Agent shall be entitled to rely on such certificate in making the distributions required pursuant to this Section 3.
4. Addresses
Notices, instructions and other communications shall be sent to Escrow Agent, Corporate Trust Administration, 101 Barclay Street-Floor 8W, New York, New York 10286, Attn.: Insurance Trust and Escrow Group and to the Depositor and the Company as follows:

AMICAS, Inc.	Merge Healthcare, Incorporated
20 Guest Street, Suite 40	6737 West Washington Street, Suite 2250
Boston, MA 02135	Milwaukee, WI 53214

5.	Distribution of Escrow Property Upon Termination

Upon termination of this Escrow Agreement, Escrow Property then held hereunder shall be distributed as follows:
As instructed in writing by the Depositor and the Company.
6. Compensation
(a)	The Depositor shall pay Escrow Agent an annual fee of $6,000, payable upon execution of this Agreement and thereafter on each anniversary date of this Agreement. The annual fee shall not be pro-rated for any portion of a year.

(b)	The Depositor shall pay all activity charges as per Escrow Agent’s current fee schedule.

(c)	The Depositor and the Company shall each be separately responsible for and shall reimburse Escrow Agent upon demand for one-half of all expenses, disbursements and advances incurred or made by Escrow Agent in connection with this Agreement.

II. TERMS AND CONDITIONS:
1.	The duties, responsibilities and obligations of Escrow Agent shall be limited to those expressly set forth herein and no duties, responsibilities or obligations shall be inferred or implied. Escrow Agent shall not be subject to, nor required to comply with, any other agreement between the Depositor and the Company or to which the Depositor or the Company is a party, even though reference thereto may be made herein, or to comply with any direction or instruction (other than those contained herein or delivered in accordance with this Escrow Agreement) from the Depositor. Escrow Agent shall not be required to, and shall not, expend or risk any of its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder.

2.	This Agreement is for the exclusive benefit of the parties hereto and their respective successors hereunder, and shall not be deemed to give, either express or implied, any legal or equitable right, remedy, or claim to any other entity or person whatsoever.

3.	If at any time Escrow Agent is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process which in any way affects Escrow Property (including but not limited to orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of Escrow Property), Escrow Agent is authorized to comply therewith in any manner as it or its legal counsel of its own choosing deems appropriate; and if Escrow Agent complies with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, Escrow Agent shall not be liable to any of the parties hereto or to any other person or entity even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.

4.	(a) Escrow Agent shall not be liable for any action taken or omitted or for any loss or injury resulting from its actions or its performance or lack of performance of its duties hereunder in the absence of gross negligence or willful misconduct on its part. In no event shall Escrow Agent be liable (i) for acting in accordance with or relying upon any instruction, notice, demand, certificate or document executed by the Depositor and the Company or as otherwise contemplated herein, (ii) for any consequential, punitive or special damages, (iii) for the acts or omissions of its nominees, correspondents, designees, subagents or subcustodians, or (iv) for an amount in excess of the value of the Escrow Property, valued as of the date of deposit.
(b) If any fees, expenses or costs incurred by, or any obligations owed to, Escrow Agent hereunder are not promptly paid when due, Escrow Agent may reimburse itself therefor from the Escrow Property and may sell, convey or otherwise dispose of any Escrow Property for such purpose.
(c) As security for the due and punctual performance of any and all of the Depositor’s obligations to Escrow Agent hereunder, now or hereafter arising, the Depositor hereby pledges, assigns and grants to Escrow Agent a continuing security interest in, and a lien on, the Escrow Property and all Distributions thereon or additions thereto (whether such additions are the result of deposits by Depositor or the investment of Escrow Property). The security interest of Escrow Agent shall at all times be valid, perfected and enforceable by Escrow Agent against the Depositor, the Company and all third parties in accordance with the terms of this Escrow Agreement.

(d) Escrow Agent may consult with legal counsel at the joint expense (to be shared equally) of the Depositor and the Company as to any matter relating to this Escrow Agreement, and Escrow Agent shall not incur any liability in acting in good faith in accordance with any advice from such counsel.
(e) Escrow Agent shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of Escrow Agent (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility).
5.	Unless otherwise specifically set forth herein, Escrow Agent shall proceed as soon as practicable to collect any checks or other collection items at any time deposited hereunder. All such collections shall be subject to Escrow Agent’s usual collection practices or terms regarding items received by Escrow Agent for deposit or collection. Escrow Agent shall not be required, or have any duty, to notify anyone of any payment or maturity under the terms of any instrument deposited hereunder, nor to take any legal action to enforce payment of any check, note or security deposited hereunder or to exercise any right or privilege which may be afforded to the holder of any such security.
6.	Escrow Agent shall provide to the Depositor and the Company monthly statements identifying transactions, transfers or holdings of Escrow Property and each such statement shall be deemed to be correct and final upon receipt thereof by the Depositor and the Company unless Escrow Agent is notified in writing to the contrary within thirty (30) business days of the date of such statement.

7.	Escrow Agent shall not be responsible in any respect for the form, execution, validity, value or genuineness of documents or securities deposited hereunder, or for any description therein, or for the identity, authority or rights of persons executing or delivering or purporting to execute or deliver any such document, security or endorsement.

8.	Notices, instructions or other communications shall be in writing and shall be given to the address set forth in the “Addresses” provision herein (or to such other address as may be substituted therefor by written notification to Escrow Agent, on the one hand, or the Depositor and the Company, on the other hand). Notices to Escrow Agent shall be deemed to be given when actually received by Escrow Agent’s Insurance Trust and Escrow Unit of the Corporate Trust Division. Escrow Agent is authorized to comply with and rely upon any notices, instructions or other communications believed by it to have been sent or given in writing jointly by the Depositor and the Company. Whenever under the terms hereof the time for giving a notice or performing an act falls upon a Saturday, Sunday, or banking holiday, such time shall be extended to the next day on which Escrow Agent is open for business.

9.	The Depositor and the Company shall each be liable for and shall reimburse and indemnify Escrow Agent and hold Escrow Agent harmless from and against one-half of any and all claims, losses, liabilities, costs, damages or expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) arising from or in connection with or related to this Escrow Agreement or being Escrow Agent hereunder (including but not limited to Losses incurred by Escrow Agent in connection with its successful defense, in whole or in part, of any claim of gross negligence or willful misconduct on its part), provided, however, that nothing contained herein shall require Escrow Agent to be indemnified for Losses caused by its gross negligence or willful misconduct.

10.	(a) The Depositor and the Company may remove Escrow Agent at any time by giving to Escrow Agent thirty (30) calendar days’ prior notice in writing signed by the Depositor and the Company. Escrow Agent may resign at any time by giving to calendar days’ prior written notice thereof.
(b) Within ten (10) calendar days after giving the foregoing notice of removal to Escrow Agent or receiving the foregoing notice of resignation from Escrow Agent, the Depositor and the Company shall jointly agree on and appoint a successor Escrow Agent. If a successor Escrow Agent has not accepted such appointment by the end of such 10-day period, Escrow Agent may, in its sole discretion, apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent or for other appropriate relief. The one-half of the costs and expenses (including reasonable attorneys’ fees and expenses) incurred by Escrow Agent in connection with such proceeding shall be paid by each of the Depositor and the Company.
(c) Upon receipt of the identity of the successor Escrow Agent, Escrow Agent shall either deliver the Escrow Property then held hereunder to the successor Escrow Agent, less Escrow Agent’s fees, costs and expenses or other obligations owed to Escrow Agent, or hold such Escrow Property (or any portion thereof), pending distribution, until all such fees, costs and expenses or other obligations are paid.
(d) Upon delivery of the Escrow Property to successor Escrow Agent, Escrow Agent shall have no further duties, responsibilities or obligations hereunder.
11.	(a) In the event of any ambiguity or uncertainty hereunder or in any notice, instruction or other communication received by Escrow Agent hereunder, Escrow Agent may, in its sole discretion, refrain from taking any action other than retain possession of the Escrow Property, unless Escrow Agent receives written instructions, signed by the Depositor and the Company, which eliminates such ambiguity or uncertainty.
(b) In the event of any dispute between or conflicting claims by or among the Depositor and the Company and/or any other person or entity with respect to any Escrow Property, Escrow Agent shall be entitled, in its sole discretion, to refuse to comply with any and all claims, demands or instructions with respect to such Escrow Property so long as such dispute or conflict shall continue, and Escrow Agent shall not be or become liable in any way to the Depositor or the Company for failure or refusal to comply with such conflicting claims, demands or instructions. Escrow Agent shall be entitled to refuse to act until, in its sole discretion, either (i) such conflicting or adverse claims or demands shall have been determined by a final order, judgment or decree of a court of competent jurisdiction, which order, judgment or decree is not subject to appeal, or settled by agreement between the conflicting parties as evidenced in a writing satisfactory to Escrow Agent or (ii) Escrow Agent shall have received security or an indemnity satisfactory to it sufficient to hold it harmless from and against any and all Losses which it may incur by reason of so acting. Escrow Agent may, in addition, elect, in its sole discretion, to commence an interpleader action or seek other judicial relief or orders as it may deem, in its sole discretion, necessary. The costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such proceeding shall be paid by, and shall be deemed a joint and several obligation of, the Depositor.

12.	This Agreement shall be interpreted, construed, enforced and administered in accordance with the internal substantive laws (and not the choice of law rules) of the State of New York. The Depositor and the Company each hereby submits to the personal jurisdiction of and each agrees that all proceedings relating hereto shall be brought in courts located within the City and State of New York or elsewhere as Escrow Agent may select. The Depositor and the Company each hereby waives the right to trial by jury and to assert counterclaims in any such proceedings. To the extent that in any jurisdiction the Depositor or the Company may be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (whether before or after judgment) or other legal process, each hereby irrevocably agrees not to claim, and hereby waives, such immunity. The Depositor and the Company waives personal service of process and consents to service of process by certified or registered mail, return receipt requested, directed to it at the address last specified for notices hereunder, and such service shall be deemed completed ten (10) calendar days after the same is so mailed.

13.	Except as otherwise permitted herein, this Escrow Agreement may be modified only by a written amendment signed by the Escrow Agent, the Depositor and the Company, and no waiver of any provision hereof shall be effective unless expressed in a writing signed by the Escrow Agent, the Depositor and the Company.

14.	The rights and remedies conferred upon the parties hereto shall be cumulative, and the exercise or waiver of any such right or remedy shall not preclude or inhibit the exercise of any additional rights or remedies. The waiver of any right or remedy hereunder shall not preclude the subsequent exercise of such right or remedy.

15.	The Depositor and the Company each hereby represents and warrants (a) that this Escrow Agreement has been duly authorized, executed and delivered on its behalf and constitutes its legal, valid and binding obligation and (b) that the execution, delivery and performance of this Escrow Agreement by it do not and will not violate any applicable law or regulation.

16.	The invalidity, illegality or unenforceability of any provision of this Agreement shall in no way affect the validity, legality or enforceability of any other provision; and if any provision is held to be enforceable as a matter of law, the other provisions shall not be affected thereby and shall remain in full force and effect.

17.	This Agreement shall constitute the entire agreement of the parties with respect to the subject matter and supersedes all prior oral or written agreements in regard thereto.

18.	This Agreement shall terminate upon the distribution of all Escrow Property from the Account. The provisions of these Terms and Conditions shall survive termination of this Escrow Agreement and/or the resignation or removal of the Escrow Agent.

19.	No printed or other material in any language, including prospectuses, notices, reports, and promotional material which mentions “The Bank of New York” by name or the rights, powers, or duties of the Escrow Agent under this Agreement shall be issued by any other parties hereto, or on such party’s behalf, without the prior written consent of Escrow Agent.

20.	The headings contained in this Agreement are for convenience of reference only and shall have no effect on the interpretation or operation hereof.

21.	This Escrow Agreement may be executed by each of the parties hereto in any number of counterparts, each of which counterpart, when so executed and delivered, shall be deemed to be an original and all such counterparts shall together constitute one and the same agreement.

22.	The Escrow Agent does not have any interest in the Escrowed Property deposited hereunder but is serving as escrow holder only and having only possession thereof. The Depositor shall pay or reimburse the Escrow Agent upon request for any transfer taxes or other taxes relating to the Escrowed Property incurred in connection herewith and shall indemnify and hold harmless the Escrow Agent any amounts that it is obligated to pay in the way of such taxes. Any payments of income from this Escrow Account shall be subject to withholding regulations then in force with respect to United States taxes. The parties hereto will provide the Escrow Agent with appropriate W-9 forms for tax I.D., number certifications, or W-8 forms for non-resident alien certifications. It is understood that the Escrow Agent shall be responsible for income reporting only with respect to income earned on investment of funds which are a part of the Escrowed Property and is not responsible for any other reporting. This paragraph and paragraph (9) shall survive notwithstanding any termination of this Escrow Agreement or the resignation of the Escrow Agent.

     IN WITNESS WHEREOF, each of the parties has caused this Escrow Agreement to be executed by a duly authorized officer as of the day and year first written above.

AMICAS, INC.		MERGE HEALTHCARE, INCORPORATED

By:	/s/ Craig Newfield Name: Craig Newfield	By:	/s/ Justin C. Dearborn Name: Justin C. Dearborn
	Title: General Counsel		Title: CEO

THE BANK OF NEW YORK, as Escrow Agent

By:/s/ Regina Jones Name: Regina Jones
Title: Senior Associate

Officers Certificate
     Pursuant to paragraph 3(a) of the Escrow Agreement, dated as of March 4, 2010 (the “Escrow Agreement”), by and among AMICAS, INC., MERGE HEALTHCARE, INCORPORATED and Bank of New York Mellon, the undersigned, acting on behalf of                     , does hereby certify that (capitalized terms used and not otherwise defined herein having the meanings ascribed to them in the Escrow Agreement):
The Escrow Agent is required to release the Escrow Property to the Company pursuant to Section 3(a) of the Escrow Agreement in accordance with the Merger Agreement.

OR

The Escrow Agent is required to release the Escrow Property to the Parent pursuant to Section 3(b) of the Escrow Agreement because the Parent has delivered to the Paying Agent cash in U.S. dollars sufficient, when added to the Escrow Property, to pay the aggregate Offer Price for all accepted shares of Company Common Stock.

OR

The Escrow Agent is required to release the Escrow Property to the Company pursuant to Section 3(c) of the Escrow Agreement in accordance with the Merger Agreement.

OR

The Escrow Agent is required to release the Escrow Property to the Investor pursuant to Section 3(d) of the Escrow Agreement in accordance with the Merger Agreement.
     IN WITNESS WHEREOF, the undersigned has hereunto set his hand this [ ] day of [ ] , 2010.

AMICAS, INC.

By:
Name:
Title:

MERGE HEALTHCARE, INCORPORATED.

By:
Name:
Title: